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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 29, 1997, relating to the financial statements of the Berkeley Money Market Fund (formerly the Berkeley Capital Management Money Market Fund), which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Reports to Shareholders" in the Statement of Additional Information.



Price Waterhouse LLP
Milwaukee, Wisconsin
February 27, 1998